Mark E. Stephan Executive Vice President, Chief Financial Officer
VIA EDGAR SUBMISSION
July 12, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Re:	Mediacom Communications Corporation Form 10-K for The Year Ended December 31, 2009 Filed March 8, 2010 Definitive Proxy Statement on Schedule 14-A Filed April 30, 2010 File No. 000-29227
Ladies and Gentlemen:
Mediacom Communications Corporation (the “Company”) acknowledges that:
•	The Company is responsible for the adequacy and accuracy of the disclosure in the above-referenced filings;

•	Staff comments or changes to disclosure in response to Staff comments do not foreclose the Securities and Exchange Commission (the “Commission”) from taking any action with respect to the above-referenced filings; and

•	The Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the Unites States.
If you have any questions or comments, please contact the undersigned at (845) 695-2640 or, in his absence, Calvin Craib at (845) 695-2675.

Respectfully,
/s/ Mark E. Stephan
Mark E. Stephan
Executive Vice President and Chief Financial Officer

Mediacom Communications Corporation
100 Crystal Run Road • Middletown, NY 10941 • 845-695-2640 • Fax 845-695-2639